Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES INCREASED SALES AND EARNINGS FOR ITS FISCAL YEAR 2015

Ocala, FL…December 17, 2015 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced increased sales and earnings results for its fiscal year ended October 31, 2015. Sales for fiscal year 2015 were up 32% to $27,836,804 as compared to $21,152,259 recorded in fiscal year 2014. Income from operations for fiscal year 2015 was $2,941,452 versus $1,311,030 in the same period a year ago. Net income after taxes was $2,915,395 as compared to $1,257,898 for the same period last year. The net income after taxes for fiscal year 2015 included a $146,403 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share for fiscal year 2015 were $0.72 per share compared to $0.31 per share last year.

For the fourth quarter of fiscal 2015, sales increased 37% to $8,494,623 as compared to sales of $6,183,165 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2015 was $1,068,641 versus $632,090 in the same period last year. Net income after taxes was $1,008,284 versus last year’s results of $617,328. Diluted earnings per share for the fourth quarter were $0.25 per share versus earnings of $0.15 per share last year.

Nobility’s financial position during fiscal year 2015 remains very strong with cash and cash equivalents and short term investments of $17,231,870 and no outstanding debt. Working capital is $25,702,925 and our ratio of current assets to current liabilities is 8.7:1. Stockholders’ equity is $39,095,752 and the book value per share of common stock increased to $9.70.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. is improving. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2014 through October 2015 were up approximately 29% from the same period last year. Our sales and earnings continue to be affected by the challenging housing environment, the uncertainty of the U.S. and world economy, employment levels, consumer confidence and, in particular, the lack of available retail and wholesale financing. Constrained consumer credit and the lack of lenders in the industry, partly as a result of an increase in government regulations, have limited many affordable manufactured housing buyers from purchasing homes.

We understand that during this uncertain economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position.

Our 48 years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

The Company has specialized for 48 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, the Company is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	October 31, 2015	November 1, 2014
Assets
Current assets:
Cash and cash equivalents	$16,769,292	$14,116,412
Short-term investments	462,578	496,444
Accounts receivable - trade	2,937,922	2,141,468
Mortgage notes receivable, current	9,851	7,126
Income tax receivable	335	5,964
Inventories	6,019,705	5,516,540
Pre-owned homes, current	1,366,974	2,839,203
Prepaid expenses and other current assets	826,180	286,990
Deferred income taxes	655,193	508,633

Total current assets	29,048,030	25,918,780
Property, plant and equipment, net	3,964,878	3,957,071
Pre-owned homes	2,724,190	1,711,000
Mortgage notes receivable, long term	177,644	180,800
Other investments	2,243,729	2,751,663
Deferred income taxes	1,210,630	1,487,367
Cash surrender value of life insurance	2,915,469	2,765,137
Other assets	156,287	156,287

Total assets	$42,440,857	$38,928,105

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$704,467	$502,259
Accrued compensation	390,573	320,502
Accrued expenses and other current liabilities	926,204	526,296
Customer deposits	1,323,861	1,029,088

Total current liabilities	3,345,105	2,378,145

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,650,723	10,643,866
Retained earnings	37,493,077	34,577,682
Accumulated other comprehensive income	247,724	281,590
Less treasury stock at cost, 1,333,338 shares in 2015 and 1,301,038 shares in 2014	(9,832,263)	(9,489,669)

Total stockholders’ equity	39,095,752	36,549,960

Total liabilities and stockholders’ equity	$42,440,857	$38,928,105

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

	Three Months Ended		Twelve Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$8,494,623	$6,183,165	$27,836,804	$21,152,259
Cost of goods sold	(6,634,387)	(4,721,615)	(21,701,429)	(16,780,713)

Gross profit	1,860,23	1,461,550	6 ,135,375	4,371,546
Selling, general and administrative expenses	(791,595)	(829,460)	(3,193,923)	(3,060,516)

Operating income	1,068,641	632,090	2,941,452	1,311,030

Other income (loss):
Interest income	19,576	24,024	59,985	63,137
Undistributed earnings in joint venture - Majestic 21	32,442	29,008	138,469	134,921
Losses from investments in retirement community limited partnerships	—	(90,176)	(146,403)	(321,531)
Miscellaneous	17,802	25,560	57,698	74,377

Total other income (loss)	69,820	(11,584)	109,749	(49,096)

Income before provision for income taxes	1,138,461	620,506	3,051,201	1,261,934
Income tax expense	(130,177)	(3,178)	(135,806)	(4,036)

Net income	1,008,284	617,328	2,915,395	1,257,898
Other comprehensive income (loss)
Unrealized investment gain (loss)	(32,857)	15,083	(33,866)	41,212

Comprehensive income	$975,427	$632,411	$2,881,529	$1,299,110

Weighed average number of shares outstanding:
Basic	4,037,140	4,062,640	4,052,865	4,059,668
Diluted	4,037,928	4,063,700	4,053,362	4,060,654
Net income per share:
Basic	$0.25	$0.15	$0.72	$0.31
Diluted	$0.25	$0.15	$0.72	$0.31